Exhibit 10.2

JVNW, Inc 390 S. Redwood Street Canby, OR 97013 Phone: 503-263-2858 Fax: 503-263-2868 www.jvnw.com

Project Name:	Scheid Vineyards, Greenfield, CA.

Commencement Date:	December 8, 2004

Termination Date:	Upon successful completion of the project and acceptance thereof by owner.

Supplier Name:	JVNW, Inc. (“Supplier”)
390 South Redwood Street
Canby, OR 97013

Owner Name:	Scheid Vineyards (“Owner”)
305 Hilltown Road
Salinas, CA 93908

Supplier and Owner may collectively be referred to as the “Parties”.

Your signature upon the enclosed copy hereof at the place indicated, and the return thereof to JVNW, Inc. 390 South Redwood Street, Canby, OR 97013, will constitute a complete, entire, and binding agreement between owner and supplier regarding equipment components, materials, and/or other items (“Equipment”) and services to be provided and performed by the supplier, pursuant to the terms and conditions of the Contract Documents as defined herein.

Owner agrees to buy from Supplier and Supplier agrees to sell to Owner, the equipment and/or Services listed in Section 1 of this document, pursuant to the Contract Documents.

Section 1	Scope of Work: Subject to the requirements contained herein, and as directed by the Owner, Supplier will provide the Tanks and accessories per Table I, Section I of this contract:

1.1	Supplier will arrange for the delivery of the tanks to Owner’s Greenfield, CA location as and when required to support Owner’s schedule. All equipment to be completed on/before June 15, 2005.
1.2

Supplier will submit design drawings and leg structure calculations of the tanks to Owner for Owner’s review and approval prior to proceeding with fabrication. Drawing submittal is to occur on/before January 5th, 2005.

1.3	Supplier will provide Owner with access to tanks for inspection/shop acceptance. At it’s sole discretion, Owner reserves the right to inspect all tanks.

Section 2

Price for this Project: Owner agrees to pay Supplier $3,447,105.00 (as per Table I Section II of this contract) provided that Supplier performs fully in accordance with this contract. The total price includes all costs required for proper completion of project. The total price does not include applicable sales, use and all other fees and taxes, freight charges, and change orders.

Section 3

Change Orders: Change Orders will be handled on a case by case basis and will be mutually agreed to by both Parties. There is no cost to Owner to administrate change orders, only the cost or credit of the change. Change orders will be invoiced on the next following scheduled billing cycle from the date change order is issued.

Section 4                                             Payment Terms: Owner will pay the Supplier price as follows:

Total Value of Tank Configuration:		$3,447,105.00

4.1	20% Deposit Due on/before December 10, 2004:	$689,421.00
4.2	Less Initial Engineering Deposit:	$19,000.00
4.3	Less Juice Tub Deletion(1):	$55,500.00
4.4	Progress Payment Due Upon Drawing Submittal:	$614,921.00
4.5	Balance Due(2):	$2,068,263.00

4.6	Add Change Order DJ 1157-1A	$106,210.00

4.7	Revised Balance Due:	$2,174,473.00

A final invoice will be due upon receipt of all tanks. This invoice will reconcile all outstanding change orders, freight charges, sales tax.

(1)          Owner will not purchase Juice Tubs from Supplier per Dave Nagengast, Scheid Vineyards Winemaker, dated December 7th, 2004.

(2)          Balance Due will be based upon monthly tank completion.  Supplier will provide documentation (digital Photographs) of completed tanks (or customer on-site factory acceptance) accompanying invoice for the completed tanks.  Documentation/Invoice will be provided on the last day of each month. Tank Freight costs will be included in monthly invoices as Supplier receives invoices from trucking companies.  Monthly invoices to be payable upon receipt.

Section 5                                             Freight:   Tanks and associated equipment are FOB Canby, Oregon. Owner is responsible for all freight charges.  Including, pilot cars, permits, and all other fees. Customer responsible for offloading and setting tanks into place.

5.1                                                                                 Owner to pay actual freight invoice, to be billed on a monthly basis.

5.2                                                                                 Freight (and all associated costs) is currently estimated at $278,600.00 as per Table 1, Section III of this contract.

5.3                                                                                 Owner not responsible for return freight of JVNW equipment associated with fabrication of on-site tanks.

5.4                                                                                 Tanks will be shipped using materials of sufficient strength to prevent damage during transit.

Section 6                                             Project Schedule: Time is of the essence: Supplier will initiate the Project upon receipt of this approved and signed contract, receipt of 20% deposit and will adhere to Owner’s  Project schedule.  Every reasonable effort will be made by Supplier to complete all tanks by June 15th, 2005.  Supplier understands that timely Tank completion is critical to the success of Owner's project and future business relations maybe in jeopardy if completion date is not met. Tank completion date may not be extended without the mutual consent of Owner and Supplier.  Supplier agrees to deliver all equipment, items, services, drawings, and documents in accordance with Owner timeframes.

Supplier will submit drawings for approval by January 5th, 2005.

6.1                                                                                 Supplier will provide owner with a written status update bimonthly indicating completion percentage and will inform the Owner promptly of any and all delays and what actions Supplier is taking to overcome those delays. Owner has the right to delay any and all payments to Supplier if Supplier is not current in its bimonthly reporting obligation.

Section 8                                             Warranty: Please see attached JVNW Warranty (Addendum 1).

Section 9                                             Receipt of Tanks: All tanks and services will be received subject to Owner’s inspection and rejection.  The supplier will provide and maintain an inspection system covering all tanks for this project which is acceptable to the owner.  Supplier will achieve all of the technical specifications agreed to by the Supplier and Owner, and the completed Project will be capable of effectively performing its specific task under those specifications.

Section 10                                      Other Terms & Conditions:  Please see attached JVNW Terms and Conditions (Addendum 2).

Section 11                                      Change Order DJ1157-1A REV I: Please see attached.

The undersigned warrant and represent that they have been duly authorized to sign this Contract on behalf of their respective principals.

/s/ David C. Jones	/s/ Scott D. Scheid
David C. Jones	Scheid Vineyards
JVNW, Inc.
Principal/Sales Manager
	Date:	3-29-05

	Print Name:	Scott D. Scheid

	Title:	President & CEO